EXHIBIT 99(b)


                            Jefferson National Bank

          Financial Statements As Of December 31, 1994, 1993 and 1992

                                 Together With

                    Report Of Independent Public Accountants

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders and
   Board of Directors of
   Jefferson National Bank:

We have audited the accompanying statements of condition of Jefferson National Bank (the Bank) as of December 31, 1994 and 1993, and the related statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the financial statements, the Bank entered into an Agreement and Plan of Merger with Hudson United Bank, a subsidiary of Hubco, Inc. whereby each share of common stock of the Bank will be exchanged for 2.844 shares of Hubco, Inc. common stock. The merger was completed on April 5, 1995.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jefferson National Bank as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, during 1994 the Bank changed its method of accounting for securities.

                                                            ARTHUR ANDERSON LLP

Roseland, New Jersey
April 5, 1995

                            JEFFERSON NATIONAL BANK

                            STATEMENTS OF CONDITION

                           DECEMBER 31, 1994 AND 1993

                                 (in thousands)



                                    ASSETS                     1994       1993
                                    ------                   -------     -------
CASH AND DUE FROM BANKS ................................     $ 3,916     $ 3,377

FEDERAL FUNDS SOLD .....................................       9,640      14,790
                                                             -------     -------
                Total cash and cash equivalents ........      13,556      18,167
                                                             -------     -------
SECURITIES (Notes 1 and 3):
   Available for sale, at fair value ...................       4,987           0
   Held to maturity (aggregate market value of
     $26,618 and $23,953, respectively) ................      27,672      23,925
                                                             -------     -------
                Total securities .......................      32,659      23,925
                                                             -------     -------
LOANS (Notes 1, 4 and 5) ...............................      42,862      48,564
   Less-
     Allowance for possible loan losses ................       1,845       1,682
                                                             -------     -------
                Net loans ..............................      41,017      46,882
                                                             -------     -------
PREMISES AND EQUIPMENT, net (Notes 1 and 6) ............         805         839
                                                             -------     -------
ACCRUED INTEREST RECEIVABLE ............................         909         880
                                                             -------     -------
OTHER REAL ESTATE, net of valuation allowance
   of $587 and $438, respectively (Notes 1 and 7) ......       2,207       3,336
                                                             -------     -------
OTHER ASSETS (Note 8) ..................................         134         684
                                                             -------     -------
                Total assets ...........................     $91,287     $94,713
                                                             =======     =======

                                      -2-


                 LIABILITIES AND SHAREHOLDERS' EQUITY         1994        1993
                                                            --------    --------
LIABILITIES:
   Deposits--
   Demand--
     Interest bearing ...................................   $ 20,757    $ 19,769
     Noninterest bearing ................................     10,227       9,581
   Savings ..............................................     27,927      27,168
   Time .................................................     26,465      31,441
                                                            --------    --------
                Total deposits ..........................     85,376      87,959

   Accrued interest payable .............................        290         336
   Accrued expenses and other liabilities ...............        536         244
                                                            --------    --------
                Total liabilities .......................     86,202      88,539
                                                            --------    --------
COMMITMENTS AND CONTINGENCIES (Note 9)

SHAREHOLDERS' EQUITY (Note 2):

   Common stock, $6.00 par value, 500 shares authorized,
     226 shares issued and outstanding ..................      1,357       1,357
   Additional paid-in capital ...........................      1,474       1,474
   Retained earnings ....................................      2,360       3,343
   Unrealized holding losses on securities
     available for sale .................................       (106)          0
                                                            --------    --------
                Total shareholders' equity ..............      5,085       6,174
                                                            --------    --------
                Total liabilities and shareholders'
                   equity ...............................   $ 91,287    $ 94,713
                                                            ========    ========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                            JEFFERSON NATIONAL BANK

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                       (in thousands, except share data)

                                                                                  1994          1993          1992
                                                                                --------      --------      --------
INTEREST INCOME:
   Loans ..................................................................     $  4,050      $  4,896      $  6,105
   Securities .............................................................        1,426           781           908
   Federal funds sold .....................................................          420           442           418
                                                                                --------      --------      --------
                Total interest income .....................................        5,896         6,119         7,431
                                                                                --------      --------      --------
INTEREST EXPENSE -- DEPOSIT ACCOUNTS ......................................        2,121         2,311         3,454
                                                                                --------      --------      --------
                Net interest income .......................................        3,775         3,808         3,977

PROVISION FOR POSSIBLE LOAN LOSSES ........................................          425         1,156         1,718
                                                                                --------      --------      --------
                Net interest income after provision for
                  possible loan losses ....................................        3,350         2,652         2,259
                                                                                --------      --------      --------
OTHER INCOME:
   Service charges on deposit accounts ....................................          393           313           241
   Other income ...........................................................           78           176            83
                                                                                --------      --------      --------
                Total other income ........................................          471           489           324
                                                                                --------      --------      --------
OTHER EXPENSES:
   Salaries and employee benefits .........................................        1,572         1,469         1,374
   Occupancy and equipment expense ........................................          450           412           383
   Other real estate expenses--
     Cost of operations ...................................................          221           243            65
     Valuation adjustments ................................................          543           555           538
   Other operating expenses (Note 10) .....................................        1,954         1,756         1,522
                                                                                --------      --------      --------
                Total other expenses ......................................        4,740         4,435         3,882
                                                                                --------      --------      --------
                Loss before income taxes...................................         (919)       (1,294)       (1,299)

PROVISION (BENEFIT) FOR INCOME TAXES (Notes 1 and 8) ......................           64            62          (181)
                                                                                --------      --------      --------
                Net loss ..................................................        ($983)      ($1,356)      ($1,118)
                                                                                ========      ========      ========
WEIGHTED AVERAGE SHARES OUTSTANDING .......................................      226,078       226,078       226,078
                                                                                ========      ========      ========
                Net loss per share ........................................       ($4.35)       ($6.00)       ($4.95)
                                                                                ========      ========      ========

           The accompanying notes to financial statements are an integral part of these statements.


                            JEFFERSON NATIONAL BANK

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                 (in thousands)

                                                                                                         Unrealized
                                                                                                           Holding
                                                                                                          Losses on
                                                                            Additional                    Securities
                                                              Common         Paid-in        Retained     Available for
                                                               Stock         Capital        Earnings         Sale            Total
                                                              -------       ----------      --------     -------------      -------
BALANCE, December 31, 1991 ...........................         $1,357         $1,474         $5,930            $  0          $8,761

   Net loss -- 1992 ..................................              0              0         (1,118)              0          (1,118)
   Cash dividend ($.50 per share) ....................              0              0           (113)              0            (113)
                                                               ------         ------         ------           -----          ------
BALANCE, December 31, 1992 ...........................          1,357          1,474          4,699               0           7,530

   Net loss -- 1993 ..................................              0              0         (1,356)              0          (1,356)
                                                               ------         ------         ------           -----          ------
BALANCE, December 31, 1993 ...........................          1,357          1,474          3,343               0           6,174
                                                               ------         ------         ------           -----          ------
   Net loss - 1994 ...................................              0              0           (983)              0            (983)
   Unrealized holding losses on
     securities available for sale ...................              0              0              0            (106)           (106)
                                                               ------         ------         ------           -----          ------
BALANCE, December 31, 1994 ...........................         $1,357         $1,474         $2,360           ($106)         $5,085
                                                               ======         ======         ======           =====          ======


       The accompanying notes to financial statements are an integral part of these statements.

                            JEFFERSON NATIONAL BANK

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                 (in thousands)

                                                                                            1994             1993             1992
                                                                                          --------         --------         --------
OPERATING ACTIVITIES:
   Net loss .....................................................................        ($   983)        ($ 1,356)        ($ 1,118)
   Adjustments to reconcile net loss to net cash provided
     by operating activities--
       Provision for possible loan losses .......................................             425            1,156            1,718
       Provision for losses on other real estate ................................             543              555              538
       Depreciation .............................................................             115              110              113
       Deferred income tax provision (benefit) ..................................              64              292             (282)
       Amortization (accretion) of securities, net ..............................             301             (328)            (657)
       Unrealized holding losses on securities available for sale ...............            (106)               0                0
       (Increase) decrease in accrued interest receivable .......................             (29)             409              697
       Decrease (increase) in other assets ......................................             486             (324)             271
       Decrease in accrued interest payable .....................................             (46)            (134)            (354)
       Increase (decrease) in other liabilities .................................             362              220             (217)
                                                                                          -------          -------          -------
                Net cash provided by operating activities .......................           1,132              600              709
                                                                                          -------          -------          -------
INVESTING ACTIVITIES:
   Maturities of securities--

     Available for sale .........................................................           3,000                0                0
     Held to maturity ...........................................................           8,000           29,847           40,301
   Purchases of securities--
     Available for sale .........................................................          (6,987)               0                0
     Held to maturity ...........................................................         (13,048)         (29,650)         (47,124)
   Net decrease in loans ........................................................           5,440            9,452            4,847
   Net decrease (increase) in other real estate .................................             516             (477)          (2,814)
   Capital expenditures .........................................................             (81)             (77)             (52)
                                                                                          -------          -------          -------
                Net cash (used in) provided by investing activities .............          (3,160)           9,095           (4,842)
                                                                                          -------          -------          -------
FINANCING ACTIVITIES:
   Net decrease in deposits .....................................................          (2,583)          (5,086)          (6,664)
   Cash dividend ................................................................               0                0             (113)
                                                                                          -------          -------          -------
                Net cash used in financing activities ...........................          (2,583)          (5,086)          (6,777)

                Net (decrease) increase in cash and cash equivalents ............          (4,611)           4,609          (10,910)

CASH AND CASH EQUIVALENTS, beginning of year ....................................          18,167           13,558           24,468
                                                                                          -------          -------          -------
CASH AND CASH EQUIVALENTS, end of year ..........................................         $13,556          $18,167          $13,558
                                                                                          =======          =======          =======
SUPPLEMENTAL DISCLOSURES:
   Cash paid during the year for--
     Interest ...................................................................         $ 2,167          $ 2,445          $ 3,808
     Taxes ......................................................................               0              110              105
                                                                                          =======          =======          =======


       The accompanying notes to financial statements are an integral part of these statements.

                            JEFFERSON NATIONAL BANK

                         NOTES TO FINANCIAL STATEMENTS

                                 (in thousands)

(1)  ORGANIZATION AND
     SIGNIFICANT ACCOUNTING POLICIES:
     --------------------------------
       Organization--
       ------------
         Jefferson National Bank (Passaic, New Jersey) is a national banking institution that provides community banking services primarily to residents and businesses in the greater Passaic area.

       Securities--
       ----------
         The Bank prospectively adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), effective January 1, 1994. SFAS 115 requires the Bank to classify its securities as: (1) held to maturity,
         (2) available for sale and (3) trading.

         Securities which the Bank has the ability and intent to hold until maturity are classified as held to maturity. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts.

         Securities which are held for an indefinite period of time which management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, increased capital requirements or other similar factors, are classified as available for sale and are carried at market value. Differences between a security's amortized cost and market value is charged/credited directly to shareholders' equity, net of income taxes. The cost of securities sold is determined on a specific identification basis. Gains and losses on sales of securities are recognized in the statements of operations on the date of sale.

         The Bank has not classified any of its securities as trading. The Bank does not engage in any investment trading activity and has not sold any securities during 1994, 1993 or 1992. The Bank meets its liquidity requirements primarily by maintaining Federal Funds sold and certain short-term securities.

       Loans--
       -----
         Loans are stated at the principal amount outstanding. Interest income on loans is credited to income as earned. The accrual of interest generally is discontinued when a loan becomes 90 days past due as to principal or interest. When interest accruals are discontinued, accrued but uncollected interest credited to income in the current year is generally reversed, and any interest accrued in prior years is charged to the allowance for possible loan losses. Accrued interest on certain residential mortgage loans placed on nonaccrual is not charged off if the accrued interest is deemed to be recoverable based on management's analysis of the underlying collateral.

       Allowance for Possible Loan Losses--
       -----------------------------------
         The allowance for possible loan losses is maintained at a level believed adequate by management to absorb loan losses on loans currently outstanding. The allowance is increased by provisions charged to expense and reduced by net charge-offs. The level of the allowance is based on management's evaluation of the inherent risks in the portfolio after consideration of prevailing and anticipated economic conditions. Credit reviews of the loan portfolio are made on an ongoing basis. Ultimate losses may vary from current estimates as a result of many factors, including the difficult and unpredictable economic conditions in the region. These uncertainties have and may continue to result in increased levels of nonperforming assets, provisions for possible loan losses and charge-offs, as well as a decline in net interest income.

       Premises and Equipment--
       -----------------------
         Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of each type of asset.

       Other Real Estate (ORE)--
       ------------------------
         Other real estate includes real estate acquired in satisfaction of a loan and in-substance foreclosures. In-substance foreclosures are properties in which the borrower has little or no equity in the collateral, where repayment of the loan is expected only from the operation or sale of the collateral, and the borrower has either effectively abandoned control of the property or the borrower has retained control of the property but its ability to rebuild equity based on current financial conditions is considered doubtful. Properties acquired by foreclosure or deed in lieu of foreclosure and properties classified as in-substance foreclosures are transferred to ORE and recorded at the lower of carrying value or fair value of the properties, reduced by estimated costs to sell. Subsequent provisions that result from ongoing periodic evaluations of these ORE properties are charged to expense in the period in which they are identified. ORE is carried at the lower of cost or fair value, less estimated costs to sell. Carrying costs, such as maintenance and property taxes, are charged to expense as incurred.

       Income Taxes--
       -------------
         Effective January 1, 1993, the Bank adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). The standard requires a change from the deferred method to an asset and liability method of computing deferred income taxes. Deferred income taxes are recognized for tax consequences of "temporary differences" by applying enacted statutory tax rates, applicable to future years, to differences between the financial reporting and the tax basis of existing assets and liabilities. Prior years' financial statements have not been restated to comply with the provisions of SFAS 109. The effect of adopting SFAS 109 in 1993 was not significant.

       Statements of Cash Flows--
       -------------------------
         For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, noninterest bearing amounts due from banks and Federal Funds sold. Generally, Federal Funds sold are for a one-day period.

       New Financial Accounting Standards--
       -----------------------------------
         The Financial Accounting Standards Board issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), in May 1993. The Bank plans to adopt this statement in 1995. As defined in SFAS 114, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS 114 requires that the impairment of a loan be based on the present value of expected future cash flows, net of estimated costs to sell, discounted at the loan's effective interest rate. Impairment can also be measured based on a loan's observable market price or the fair value of collateral, if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Bank will be required to establish a valuation allowance, or adjust existing valuation allowances, with a corresponding charge or credit to the provision for possible loan losses. Management of the Bank believes that the effect of SFAS 114 will not be significant.

(2)  REGULATORY PROCEEDINGS AND MERGER AGREEMENT:
     --------------------------------------------
       In December 1992, as a result of a regulatory examination, the Board of Directors of the Bank entered into a Consent Order (the Order) with the OCC. The Order requires, among other things, that the Bank maintain Tier I capital ratios of at least 10% and 6% of risk weighted assets and adjusted total assets, respectively; submit capital, profit and strategic plans; enhance the Bank's loan administration, internal loan review, allowance for possible loan loss and appraisal policies and procedures, as well as implement a written program designed to eliminate the basis of criticism of criticized assets. In addition, the Bank is restricted from declaring dividends without prior approval from the OCC.

       The regulatory capital ratios of the Bank are as follows at the dates indicated--

                                                           Actual
                                                      ---------------
                                                         December 31
                                                      ---------------
                                                      1994       1993   Required
                                                      ----       ----   --------

           Tier I risk-based capital (unaudited) ...  13.1%      13.2%    10.0%
                                                      ====       ====     ====
           Tier I capital/adjusted total assets
              (leverage ratio) .....................   5.5%       6.5%     6.0%
                                                      ====       ====     ====

       As of December 31, 1994, the Bank is not in compliance with certain provisions in the Order including the minimum leverage ratio of Tier 1 capital to adjusted total assets and the enhancement of policies and procedures in the areas of internal loan review and determining the adequacy of the allowance for possible loan losses.

       Management's plans include a merger with Hudson United Bank, a subsidiary of Hubco, Inc. whereby each share of common stock of the Bank will be exchanged for 2.8 44 shares of Hubco, Inc. common stock. The merger was completed on April 5, 1995.

(3)  SECURITIES:
     -----------

       Information relative to the Bank's securities portfolio is as follows--


                                                                     December 31, 1994
                                              ------------------------------------------------------------------
                                                                 Gross               Gross             Estimated
                                             Amortized         Unrealized          Unrealized           Market
                                               Cost              Gains              Losses               Value
                                             ---------         ----------          ----------          ---------
AVAILABLE FOR SALE
- ------------------
   U.S. Treasury Notes ....................   $5,008              $0                 ($106)              $4,902
   Federal Reserve Bank stock .............       85               0                     0                   85
                                              ------              --                 -----               ------
                                              $5,093              $0                 ($106)              $4,987
                                              ======              ==                 =====               ======

HELD TO MATURITY
- ----------------
U.S. Treasury Notes and obligations
  of U.S. Government Agencies ............   $24,024              $0                 ($739)             $23,285
Mortgage backed securities of
   U.S. Government agencies ..............     3,648               0                  (315)               3,333
                                             -------              --               -------              -------
                                             $27,672              $0               ($1,054)             $26,618
                                             =======              ==               =======              =======

                                                                     December 31, 1993
                                              ------------------------------------------------------------------
                                                                 Gross               Gross             Estimated
                                             Amortized         Unrealized          Unrealized           Market
                                               Cost              Gains              Losses               Value
                                             ---------         ----------          ----------          ---------
U.S. Treasury Notes and obligations
  of U.S. Government agencies ............   $19,966              $27                 ($7)               $19,986
Mortgage backed securities of
  of U.S. Government agencies ............     3,874               31                 (23)                 3,882
Federal Reserve Bank stock ................       85                0                   0                     85
                                             -------              ---                ----                -------
                                             $23,925              $58                ($30)               $23,953
                                             =======              ===                ====                =======


       The amortized cost and estimated market value of securities at December 31, 1994 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or repayment penalties.

                                                                           December 31, 1994
                                                                    -----------------------------------
                                                                    Amortized            Estimated
                                                                       Cost             Market Value
                                                                    ---------          ----------------
       AVAILABLE FOR SALE
       ------------------
       Due in one year or less ...........................             $2,011               $1,996
       Due after one year through five years .............              2,997                2,906
       Federal Reserve Bank stock ........................                 85                   85
                                                                       ------               ------
                                                                       $5,093               $4,987
                                                                       ======               ======

                                                                       December 31, 1994
                                                                -----------------------------------
                                                                Amortized             Estimated
                                                                  Cost               Market Value
                                                                ---------          ----------------
       HELD TO MATURITY
       ----------------
       Due in one year or less ...........................        $ 8,997              $ 8,934
       Due after one year through five years .............         13,027               12,572
       Due after five years ..............................          2,000                1,779
                                                                   ------              -------
                                                                   24,024               23,285
       Mortgage backed securities of U.S. Government
          Agencies .......................................          3,648                3,333
                                                                  -------              -------
                                                                  $27,672              $26,618
                                                                  =======              =======

                                                                       December 31, 1993
                                                                -----------------------------------
       Due in one year or less ...........................        $ 6,936              $ 6,935
       Due after one year through five years .............         11,030               11,046
       Due after five years ..............................          2,000                2,005
                                                                  -------              -------
                                                                   19,966               19,986
       Mortgage backed securities of U.S. Government
         agencies .........................................         3,874                3,882
       Federal Reserve Bank stock ........................             85                   85
                                                                  -------              -------
                                                                  $23,925              $23,953
                                                                  =======              =======


     As of December 31, 1994, securities having a book value of $2 million were pledged to secure public deposits and for other purposes as required by law.

(4)  LOANS:
     -----

     Loans outstanding by classification are as follows as of December 31--

                                                                        1994                1993
                                                                        ----                ----
          Loans secured by real estate--
             Construction and land development ..............        $    89              $   328
             Secured by first mortgages .....................         23,607               28,034
             Secured by secondary mortgages .................          3,388                6,133
             Secured by nonresidential properties ...........         13,589                9,833
          Demand loans -- secured commercial and
             industrial loans ...............................            509                1,956
          Installment loans .................................          1,680                2,280
                                                                     -------              -------
                                                                     $42,862              $48,564
                                                                     =======              =======

        As of December 31, 1994 and 1993, approximately 95% and 91%, respectively, of the Bank's loans were secured by real estate. As such, a substantial portion of the Bank's borrowers' ability to repay their loans is dependent on the economic environment of the real estate industry in the Bank's market area.

       Activity related to loans to directors, executive officers and their affiliated interests is as follows as of December 31--

                                                                       1994                 1993
                                                                       ----                 ----
          Balance, beginning of year ........................         $1,233               $1,433
          Loans granted .....................................            290                   47
          Repayments of loans ...............................           (479)                (247)
                                                                      ------               ------
          Balance, end of year ..............................         $1,044               $1,233
                                                                      ======               ======

        All such loans are current as to principal and interest payments as of December 31, 1994 and 1993.

        The following table details information concerning nonperforming loans as of December 31--

                                                                       1994                 1993
                                                                       ----                 ----
          Nonaccrual loans ..................................         $4,161               $5,768
          Additional loans past due 90 days or more .........            613                1,832
          Restructured loans ................................            193                    0
                                                                      ------               ------
              Total nonperforming loans .....................         $4,967               $7,600
                                                                      ======               ======

       If the nonaccrual loans had continued to pay interest at the original contract rate, interest income for the years ended December 31, 1994, 1993 and 1992 would have been increased by $519 thousand, $528 thousand and $415 thousand, respectively, while the actual amount recognized as income was not significant.

(5)  ALLOWANCE FOR POSSIBLE LOAN LOSSES:
     -----------------------------------

       The allowance for possible loan losses is based upon estimates and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in operations in the periods in which they become known.

       An analysis of the allowance for possible loan losses is as follows for the years ended December 31--

                                                   1994        1993       1992
                                                   ----        ----       ----
          Balance, beginning of year ........     $1,682      $2,196     $1,117
          Provision charged to expense ......        425       1,156      1,718
          Loans charged off .................       (352)     (1,707)      (655)
          Recoveries on loans charged off ...         90          37         16
                                                  ------      ------     ------
          Balance, end of year ..............     $1,845      $1,682     $2,196
                                                  ======      ======     ======

(6)  PREMISES AND EQUIPMENT:
     -----------------------

       Premises and equipment consists of the following as of December 31--

                                                                1994      1993
                                                                ----      ----
          Land ..............................................  $  249    $  249
          Building and improvements .........................   1,013     1,008
          Furniture, fixtures and equipment .................   1,153     1,073
                                                               ------    ------
                                                                2,415     2,330
          Less--Accumulated depreciation ..................... (1,610)   (1,491)
                                                               ------    ------
                                                               $  805    $  839
                                                               ======    ======

       Depreciation and amortization expense charged to operations for the years ended December 31, 1994, 1993 and 1992 amounted to $115 thousand, $110 thousand and $113 thousand, respectively.

(7)  OTHER REAL ESTATE:
     ------------------

       Other real estate consists of the following as of December 31--

                                                                1994      1993
                                                                ----      ----
          Repossessed collateral--
             Residential properties .......................   $  801     $1,023
             Commercial properties ........................      369        480
                                                              ------     ------
                                                               1,170      1,503
                                                              ------     ------

          In-substance foreclosures--
             Residential properties .......................      668      1,296
             Commercial properties ........................      956        975
                                                              ------     ------
                                                               1,624      2,271
          Less--Valuation allowance .......................     (587)      (438)
                                                              ------     ------
                                                              $2,207     $3,336
                                                              ======     ======

       An analysis of the valuation allowance is as follows for the years ended December 31--

                                                            1994   1993    1992
                                                            ----   ----    ----
           Balance, beginning of year ..................... $438   $538    $  0
           Valuation adjustments charged to expense .......  543    555     538
           Amounts charged off ............................ (394)  (655)      0
                                                            ----   ----    ----
           Balance, end of year ........................... $587   $438    $538
                                                            ====   ====    ====

(8)  INCOME TAXES:
     ------------

       The provision (benefit) for income taxes includes the following components as of December 31--

                                                        1994     1993     1992
                                                        ----     ----     ----
          Federal--
             Current provision (benefit) ............    $ 0     ($230)   $ 101
             Deferred provision (benefit) ...........     64       292     (282)
          State .....................................      0         0        0
                                                         ---      ----    -----
                                                         $64      $ 62    ($181)
                                                         ===      ====    =====

       Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Bank's assets and liabilities. The components of the net deferred tax asset at December 31, 1994 and 1993 are as follows--

                                                             1994         1993
                                                             ----         ----
          Provision for possible loan losses ...........   $  627       $  602
          Interest on nonaccrual loans .................      532          356
          Other real estate ............................      152          166
          Depreciation .................................      (94)        (100)
          Net operating loss carryforwards .............       75            0
                                                           ------       ------
                                                            1,292        1,024
                                                           ------       ------
          Less--Valuation allowance ....................   (1,292)        (729)
                                                           ------       ------
                                                           $    0       $  295
                                                           ======       ======

       The Bank received cash refunds aggregating $431 thousand in October, 1994, as a result of Federal income tax carryback claims related to the years 1990, 1991 and 1992. During the year ended December 31, 1994, the Bank provided for $64 thousand in Federal income taxes, representing the amount of net deferred tax assets recorded that were not refunded. This effectively increased the valuation allowance to 100% of net deferred tax assets at December 31, 1994, as all available net operating loss carrybacks have been refunded in October, 1994.

       At December 31, 1994, the Bank had a net operating loss carryforward of approximately $219 thousand for tax purposes. This carryforward expires in varying amounts through 2008.

       A reconciliation of the provision (benefit) for income taxes, as reported, with the Federal income tax at the statutory rate of 34% is as follows for the years ended December 31--

                                                           1994    1993    1992
                                                           ----    ----    ----
           Benefit at statutory rate ..................   ($312)  ($440)  ($442)
           Tax exempt income, net of interest
             expense disallowance .....................       0     (14)    (64)
           Unrecognized benefit of net operating
             loss carryforward to future years ........     312     454     325
           Recognition of provision to increase
             valuation allowance on deferred
             tax assets ...............................      64      62       0
                                                           ----     ---   -----
           Provision (benefit) for income taxes .......    $ 64    $ 62   ($181)
                                                           ====    ====   =====

(9)  COMMITMENTS AND CONTINGENCIES:
     -----------------------------

       In March 1988, the Bank entered into a 20 year lease agreement for the rental of one of its branches. As of December 31, 1994, future minimum rental payments under this lease are as follows--

            Years Ending--

               1995 ...................  $ 36
               1996 ...................    36
               1997 ...................    36
               1998 ...................    36
               1999 ...................    36
               Thereafter .............   294
                                          ===

       The above amounts represent minimum rentals not adjusted for possible future increases due to escalation provisions.

       Pursuant to a lease agreement for the Bank's Broad Street branch, the Bank has the option to purchase the branch at a price of $356 thousand which management intends to exercise.

       The statements of condition do not reflect various commitments relating to financial instruments which are used in the normal course of business. Management does not anticipate that the settlement of those financial instruments will have a material adverse effect on the Bank's financial position. These instruments include commitments to extend credit and letters of credit. These financial instruments carry various degrees of credit risk, which is defined as the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract.

       Commitments to extend credit are legally binding loan commitments with set expiration dates. They are intended to be disbursed, subject to certain conditions, upon request of the borrower. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. The Bank was committed to advance $583 thousand and $1,081 thousand, respectively, to its borrowers as of December 31, 1994, 1993, which commitments generally expire within one year.

       The Bank may, in the ordinary course of business, become a party to litigation involving collection matters, contract claims and other legal proceedings relating to the conduct of its business. In management's judgment, the financial position and results of operations of the Bank will not be affected materially by the final outcome of any present legal proceedings.

(10) OTHER OPERATING EXPENSES:
     ------------------------

       Other operating expenses consist of the following for the years ended December 31--

                                              1994          1993          1992
                                              ----          ----          ----
           Insurance expense ............   $  371        $  356        $  298
           Professional fees ............      946           594           192
           Data processing ..............      172           185           180
           Communication expense ........       82            73            70
           Other expense ................      383           548           782
                                            ------        ------        ------
             Other operating expenses ...   $1,954        $1,756        $1,522
                                            ======        ======        ======